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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                          OMB APPROVAL
                               Washington, D.C. 20549                                            ----------------------------------

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                             OMB Number:......3235-0104
                                                                                                 Expires:.........December 31, 2001
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)       Estimated average burden
        of the Public Utility Holding Company Act of 1935 or Section 30(f) of the                Hours per response.......0.5
                         Investment Company Act of 1940
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(Print or Type Response)
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

1. Name and Address of Reporting Person*     2.   Date of Event        4.  Issuer Name and Ticker or Trading Symbol
                                                  Requiring Statement
                                                  (Month/Day/Year)         Digital Island, Inc. (NASDAQ: ISLD)

                                                     7/16/01
Reed(1)         Donald         Bruce
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(Last)          (First)       (Middle)      3. IRS or Social         5. Relationship of Reporting Person     6.    If Amendment,
                                               Security Number of    to Issuer (Check all applicable)              Date of Original
                                               Reporting Person      /x/  Director    / / 10% Owner                (Month/Day/Year)
                                                (Voluntary)          / /  Officer )   / / Other (specify
                                                                    (give title below     below)
                                                                    ------------------------------------     ----------------------
45 Fremont Street
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                      (Street)                                                                7.    Individual or Joint/Group Filing
                                                                                                    (Check Applicable Line)

San Fancisco       CA              94105                                                            /x/ Form filed by One Reporting
--------------------------------------------------------------------------------                        Person

                                                                                                   / / Form filed by More than One
                                                                                                        Reporting Person
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(City)          (State)            (Zip)                Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)            2.  Amount of Securities    3. Ownership Form:    4.   Nature of Indirect Beneficial
                                               Beneficially Owned         Direct (D) or           Ownership (Instr. 5)
                                                                          Indirect (I)
                                                                          (Instr. 5)
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Common Stock, par value $0.001 per share       - 0 -
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                          (Over)
                                                                                                                    SEC 1472 (7-97)



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FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Date Exercisable     3. Title and Amount of           4. Conversion   5. Ownership        6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities and Expiration        or Exercise     Form of             Indirect
                            (Month/Day/Year         Date Underlying Derivative       Price of        Derivative          Beneficial
                                                    Security (Instr. 4)              Derivative      Security:           Ownership
                                                                                     Security        Direct (D)          (Instr. 5)
                                                                                                     or Indirect
                                                                                                     (I) Instr. 5)
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                         Date      Expiration       Title     Amount or Number
                      Exercisable     Date                       of Shares
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Explanation of Responses:

(1) Because of his position as a director and officer of Cable and Wireless plc, Mr. Reed may be deemed to beneficially own the
69,133,519 shares of common stock beneficially owned by Cable and Wireless plc. Mr. Reed expressly disclaims beneficial ownership of all such shares, and this report shall not be deemed to be an admission that Mr. Reed is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Donald Bruce Reed        7/24/01
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                                                                                            **Signature of Reporting     Date
                                                                                              Person
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:    File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number                                                                                                              Page 2
                                                                                                                     SEC 1473 (7-96)

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